Exhibit 12
                              AUDIOVOX CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                  (In thousands of dollars, except ratio data)

                                                                                                                      Six Months
                                                               Years Ended November 30,                                 Ended
                                      -------------------------------------------------------------------------
                                         1990            1991            1992            1993            1994        May 31, 1995
                                      ---------       ----------      ---------       ----------     ----------     -------------
Income (loss) from                    $(4,792)        $(15,098)       $ 8,314         $15,242         $46,534         $(3,157)
  continuing operations
  before income taxes
Add:

    Interest charges and bank           5,580           7,406           6,697           6,504           6,535           4,711
        charges
    Amortization of debt                   86              86             501             856           1,225             639
        issuance costs
Interest portion of rentals               916             871             865             796           1,035             594
                                          ---             ---             ---             ---           -----             ---
Income available for fixed           $  1,790        $ (6,735)        $16,377         $23,398         $55,329          $2,787
                                     ========        ========         =======         =======         =======          ======
   charges
Fixed charges
   Interest and bank charges            5,580           7,406           6,697           6,504           6,535           4,711
   Amortization of debt                    86              86             501             856           1,225             639
       issuance costs
   Interest portion of rentals            916             871             865             796           1,035             594
                                          ---             ---             ---             ---           -----             ---
Total fixed charges                  $  6,582        $  8,363        $  8,063        $  8,156        $  8,795         $ 5,944
                                     ========        ========         =======         =======         =======          ======
Ratio of earnings (loss) to             (a)             (a)             2.0x            2.9x            6.3x            (a)
   fixed charges                        ---             ---             ---             ---             ---             ---

  (a) During fiscal years 1990 and 1991 and the six months ended May 31, 1995, such earnings were insufficient to cover fixed charges by approximately $4,792, $15,098 and $3,157, respectively.